EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Record Earnings of $2.5 Million for the Second Quarter and $4.5 Million for the First Half of 2015, Increases of 39.2% and 30.9%, Respectively, and Strong Loan Growth for the Third Consecutive Quarter

MCLEAN, Va., July 23, 2015 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (NASDAQ:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2015 was $2.5 million and $4.5 million for the first half of 2015. That compares to $1.8 million and $3.4 million for the three and six months ended June 30, 2014.

The Board of Directors declared a dividend of $.08 per share payable August 21, 2015 to shareholders of record on August 10, 2015. This was Southern National's fifteenth consecutive quarterly dividend. Based on SONA's average stock price for the quarter ended June 30, 2015, that is an annualized dividend yield of 2.72%.

Overview

It was a good quarter as a result of our underlying business which showed continued loan growth for the third consecutive quarter, combined with the earnings from our 44% interest in Southern Trust Mortgage (STM) which contributed pre-tax earnings of $793 thousand. In addition, we had net gains of $520 thousand on the sale of certain of our trust preferred securities and of our SARM CMO all of which had been previously subject to Other Than Temporary Impairment (OTTI).

It would have been an even better quarter except for the challenges related to a borrower whose loan had been substandard for more than a year but which had been current. Sonabank had three loans to the borrower, a loan secured by two factories and two parcels of land which were used in the company's basic business, a loan secured by inventory and receivables and an SBA loan secured primarily by equipment. In June we liquidated the company with a court appointed receiver. In four foreclosure auctions we sold the two factories but bought back the two parcels of land, we liquidated the inventory and receivables, and we auctioned the equipment. We've written down the real estate of the two land parcels we bought back. We have written off the unguaranteed portion of our SBA loan, and we've written off the uncollected balance of the loan secured by receivables and inventory. We are continuing to try to collect on the personal guarantees of the previous owners. Except for potential collections on guarantees and the two parcels of real estate now in OREO this situation is now behind us. However, in the second quarter of 2015, this loan necessitated a $1.5 million provision for loan losses compared to $194 thousand during the same quarter of 2014.

Net Interest Income

Net interest income was $9.0 million in the quarter ended June 30, 2015 compared to $7.9 million during the same period last year. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $723 thousand to net interest income during the three months ended June 30, 2015, compared to $766 thousand during the second quarter of 2014. Sonabank's net interest margin was 4.06% in the second quarter of 2015 compared to 4.71% during the comparable quarter last year and 4.30% during the first quarter of 2015.

Net interest income was $18.0 million during the six months ended June 30, 2015, compared to $15.4 million during the comparable period in the prior year. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and PGFSB contributed $1.5 million to net interest income during the six months ended June 30, 2015, approximately the same as during the first half of 2014. The cost of funds increased from 0.76% for the six months ended June 30, 2014, to 0.87% for the six months ended June 30, 2015, as a result of increased retail money market rates and lengthening certificate of deposit maturities. Sonabank's net interest margin was 4.18% in the first six months of 2015 compared to 4.71% during the same period last year. The decline in the net interest margin was the result of slightly lower accretions of loan discounts spread over a larger loan portfolio and an increased residential mortgage loan portfolio.

Noninterest Income

During the second quarter of 2015 Sonabank had noninterest income of $1.8 million compared to noninterest income of $713 thousand during the second quarter of 2014. We recognized income from our investment in STM in the amount of $793 thousand compared to $331 thousand during the same quarter last year. We closed on STM in May 2014, therefore, we recognized less than a full quarter of income. In the second quarter of 2015 we transferred from our held-to-maturity (HTM) portfolio all of the trust preferred securities and a non-government sponsored residential collateralized mortgage obligation (CMO) that had previously been classified as other than temporarily impaired to the available-for-sale (AFS) classification. We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand. Due to the significant deterioration in these issuers' creditworthiness and the current conditions for a possible sale of these securities, we feel that our change in classification does not taint our intentions in regards to the remainder of our HTM portfolio. During the second quarter of 2014 we recognized an OTTI charge of $25 thousand in one trust preferred security.

Noninterest income increased to $2.2 million in the first six months of 2015 from $1.3 million in the first six months of 2014. The increase was due to the income from the STM investment and the gain on the sale of securities mentioned above. During the six months ended June 30, 2014, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand. There were OTTI charges of $41 thousand for one trust preferred security during the six months ended June 30, 2014.

Noninterest Expense

Noninterest expenses were $5.6 million and $11.4 million during the second quarter and the first half of 2015, respectively, compared to $5.6 million and $10.2 million during the same periods in 2014. During the six months ended June 30, 2015, we had losses on Other Real Estate Owned (OREO) of $540 thousand because of impairment recognized on four OREO properties. This was partially offset by a gain on the sale of one property in the amount of $277 thousand, resulting in a net loss of $263 thousand. During the six months ended June 30, 2014, we sold five properties in Other Real Estate Owned (OREO) resulting in gains of $705 thousand. We also sold three other OREO properties resulting in losses of $466 thousand, and the net gain for the six months ended June 30, 2014 was $239 thousand. Merger expenses were $209 thousand in the second quarter of 2014 and $422 thousand during the first half of 2014. There were no such expenses in 2015. Employee compensation increased by $823 thousand compared to the first six months of 2014, mainly as a result of the PGFSB merger. Total full time equivalent employees increased from 153 as of June 30, 2014 to 179 as of June 30, 2015 primarily as a result of the PGFSB merger.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at June 30, 2015 and December 31, 2014:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	June 30, 2015			December 31, 2014
Loans secured by real estate:
Commercial real estate - owner-occupied	$ --	$ 140,490	$ 140,490	$ --	$ 136,597	$ 136,597
Commercial real estate - non-owner-occupied	--	237,515	237,515	--	200,517	200,517
Secured by farmland	--	598	598	--	612	612
Construction and land loans	--	58,316	58,316	--	57,938	57,938
Residential 1-4 family	14,264	137,996	152,260	14,837	123,233	138,070
Multi- family residential	--	21,662	21,662	--	21,832	21,832
Home equity lines of credit	23,206	12,382	35,588	23,658	9,751	33,409
Total real estate loans	37,470	608,959	646,429	38,495	550,480	588,975

Commercial loans	--	114,152	114,152	--	114,714	114,714
Consumer loans	--	1,446	1,446	--	1,564	1,564
Gross loans	37,470	724,557	762,027	38,495	666,758	705,253

Less deferred fees on loans	6	(1,990)	(1,984)	1	(1,782)	(1,781)
Loans, net of deferred fees	$ 37,476	$ 722,567	$ 760,043	$ 38,496	$ 664,976	$ 703,472

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Net loan growth has been strong as seen below at over 18% annualized for the past three quarters:

		1-4 Family
		Purchases		Growth
	Non-residential	from STM	Total	%
2nd Quarter 2015	$ 20,137	$ 10,429	$ 30,566	4.24%
1st Quarter 2015	15,828	9,607	25,435	3.65%
4th Quarter 2014	24,442	12,906	37,348	5.67%

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended June 30, 2015 was $1.5 million, compared to $194 thousand for the same period last year necessitated by the charge-offs mentioned above. For the six months ended June 30, 2015, the loan loss provision was $2.0 million compared to $1.4 million for the same period last year. Charge offs for the three and six months ended June 30, 2015 were $1.3 million and $1.6 million, respectively. Charge offs for the three and six months ended June 30, 2014 were $260 thousand and $1.2 million, respectively.

Non-covered OREO as of June 30, 2015 was $13.6 million compared to $13.1 million as of the end of the previous year. That included the two properties in the amount of $1.3 million, net of write-downs, that we took back in the foreclosure/auction mentioned at the beginning of this press release. During the first six months of 2015 we disposed of one non-covered property acquired in the PGFSB acquisition in which we recorded a gain of $277 thousand.  Furthermore, as of June 30, 2015, we had four OREO properties under contract, which may or may not close, with an aggregate book value of $2.8 million.

Non-covered nonaccrual loans were $4.8 million, all of which were fully covered by SBA guarantees at June 30, 2015 compared to $5.7 million ($4.7 million of which were loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets improved from 1.60% at the end of 2014 to 1.40% at June 30, 2015. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at June 30, 2015 was 1.10%, compared to 1.11% at the end of 2014. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $97.2 million at June 30, 2015 up slightly from $96.3 million at December 31, 2014.

Securities in our investment portfolio as of June 30, 2015 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $22.9 million and residential government-sponsored collateralized mortgage obligations totaling $3.2 million callable agency securities in the amount of $46.9 million

  municipal bonds in the amount of $17.8 million with a taxable equivalent yield of 3.18% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)

  trust preferred securities in the amount of $6.4 million, $4.2 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch)

In the second quarter of 2015, we transferred seven of the trust preferred securities and a non-government sponsored residential CMO that had been other than temporarily impaired from the held-to-maturity classification to the available-for-sale classification. We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand. The two trust preferred securities we retained in the AFS classification have a fair value of $1.9 million as of June 30, 2015. We also have two trust preferred securities that we retained in the HTM classification in the amount of $4.5 million, one of which is the above-mentioned Alesco VII. These two securities have never been other than temporarily impaired.

During the second quarter of 2015, we purchased $7.2 million of callable agency securities and mortgage-backed securities, and one callable agency security in the amount of $3.0 million was called.

Deposits

Total deposits were $817.0 million at June 30, 2015 compared to $742.4 million at December 31, 2014.   Noninterest-bearing demand deposits were $72.5 million at June 30, 2015 up from $69.6 million at December 31, 2014.

Stockholders' Equity

During the second quarter of 2015, Sonabank executed for the first time under the previously approved buyback. We bought back 31,011 shares at an average price of $11.79.

After the buyback, total stockholders' equity increased from $114.0 million at December 31, 2014 to $119.1 million at June 30, 2015 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 13.92% and 13.77% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of June 30, 2015.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.012 billion at June 30, 2015. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$ 74,526	$ 38,320
Investment securities-available for sale	4,133	2,285
Investment securities-held to maturity	93,048	94,058
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,132	5,681
Loans receivable, net of unearned income	760,043	703,472
Allowance for loan losses	(7,994)	(7,414)
Net loans	752,049	696,058
Intangible assets	11,738	11,868
Bank premises and equipment, net	9,198	9,453
Bank-owned life insurance	21,294	20,990
FDIC indemnification asset	3,322	3,571
Other assets	36,276	34,361
Total assets	$ 1,011,716	$ 916,645

Liabilities and stockholders' equity
Demand deposits	$ 96,446	$ 94,578
Money market accounts	136,744	137,297
Savings accounts	42,983	44,155
Time deposits	540,857	466,395
Securities sold under agreements to repurchase and other short-term borrowings	45,036	29,044
Federal Home Loan Bank advances	25,000	25,000
Other liabilities	5,577	6,197
Total liabilities	892,643	802,666
Stockholders' equity	119,073	113,979
Total liabilities and stockholders' equity	$ 1,011,716	$ 916,645

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Interest and dividend income	$ 10,732	$ 8,926	$ 21,167	$ 17,567
Interest expense	1,708	1,067	3,216	2,121
Net interest income	9,024	7,859	17,951	15,446
Provision for loan losses	1,500	194	2,025	1,369
Net interest income after provision for loan losses	7,524	7,665	15,926	14,077
Account maintenance and deposit service fees	239	195	460	373
Income from bank-owned life insurance	154	157	304	297
Equity income from mortgage affiliate	793	331	778	331
Net impairment losses recognized in earnings	--	(25)	--	(41)
Net gain on sale of available for sale securities	520	--	520	--
Gain on sale of other assets	7	--	7	202
Other	46	55	95	92
Noninterest income	1,759	713	2,164	1,254
Employee compensation and benefits	2,836	2,427	5,639	4,816
Occupancy expenses	1,050	947	2,131	1,906
FDIC assessment	156	127	328	252
Change in FDIC indemnification asset	117	311	246	435
Net (gain) loss on other real estate owned, net	(57)	179	263	(239)
Other expenses	1,487	1,654	2,803	2,994
Noninterest expense	5,589	5,645	11,410	10,164
Income before income taxes	3,694	2,733	6,680	5,167
Income tax expense	1,228	961	2,210	1,753
Net income	$ 2,466	$ 1,772	$ 4,470	$ 3,414

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Per Share Data :
Earnings per share - Basic	$ 0.20	$ 0.15	$ 0.37	$ 0.29
Earnings per share - Diluted	$ 0.20	$ 0.15	$ 0.36	$ 0.29
Book value per share			$ 9.73	$ 9.82
Tangible book value per share			$ 8.77	$ 8.80
Weighted average shares outstanding - Basic	12,240,183	11,606,604	12,228,777	11,598,958
Weighted average shares outstanding - Diluted	12,358,887	11,685,940	12,343,223	11,669,198
Shares outstanding at end of period			12,232,409	11,608,612

Selected Performance Ratios and Other Data:
Return on average assets	1.02%	0.97%	0.96%	0.95%
Return on average equity	8.43%	6.57%	7.77%	6.39%
Yield on earning assets	4.83%	5.35%	4.93%	5.36%
Cost of funds	0.89%	0.75%	0.87%	0.76%
Cost of funds including non-interest bearing deposits	0.81%	0.69%	0.79%	0.70%
Net interest margin	4.06%	4.71%	4.18%	4.71%
Efficiency ratio (1)	55.05%	63.58%	56.91%	62.90%
Net charge-offs to average loans	0.17%	0.03%	0.20%	0.20%
Amortization of intangibles	$ 65	$ 45	$ 130	$ 90

			As of
			June 30,	December 31,
			2015	2014

Stockholders' equity to total assets			11.77%	12.43%
Tier 1 risk-based capital ratio			13.92%	15.19%
Intangible assets:
Goodwill			$ 10,514	$ 10,514
Core deposit intangible			1,224	1,354
Total			$ 11,738	$ 11,868

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 4,842	$ 5,652
Loans past due 90 days and accruing interest			--	--
Other real estate owned			13,647	13,051
Total nonperforming assets			$ 18,489	$ 18,703
Allowance for loan losses to total non-covered loans			1.10%	1.11%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			1.40%	1.60%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $4.8 million and $4.7 million at June 30, 2015 and December 31, 2014, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com